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                                                                      Exhibit 11

                    INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                       Computation of Earnings (Loss) Per Common Share (dollars in thousands, except per share amounts)

                                                               Fiscal Year Ended
                                        ------------------------------------------------------------------
                                          March 3,   February 29,  February 28,  February 28,  February 28,
                                            2001         2000          1999          1998          1997
                                        ----------   -----------   -----------   -----------   -----------
Average shares of common
  stock outstanding                     18,739,064    18,751,826    18,758,621    18,385,262    17,982,348

Dilutive potential common shares           134,846        34,246       144,722       233,791             -
                                        ----------    ----------    ----------    ----------    ----------

Total adjusted average shares           18,873,910    18,786,072    18,903,343    18,619,053    17,982,348
                                        ==========    ==========    ==========    ==========    ==========

Earnings (loss) from continuing
  operations                               $21,175      $ 24,695     $   6,832       $24,674      $(11,374)
Earnings (loss) from discontinued
  operations                                     -       (19,560)     (138,702)       (4,650)       14,154
                                           -------      --------     ---------       -------      --------
Net earnings (loss)                        $21,175      $  5,135     $(131,870)      $20,024      $  2,780
                                           =======      ========     =========       =======      ========

Basic earnings (loss) per share:
  Continuing operations                    $  1.13      $   1.32     $    0.36       $  1.34      $  (0.63)
  Discontinued operations                        -         (1.05)        (7.39)        (0.25)         0.78
                                           -------      --------     ---------       --------     --------
    Total                                  $  1.13      $   0.27     $   (7.03)      $  1.09      $   0.15
                                           =======      ========     =========       =======      ========

Diluted earnings (loss) per share:
  Continuing operations                    $  1.12      $   1.31     $    0.36       $  1.33      $  (0.63)
  Discontinued operations                        -         (1.04)        (7.34)        (0.25)         0.78
                                           -------      --------     ---------       -------      --------
    Total                                  $  1.12      $   0.27     $   (6.98)      $  1.08      $   0.15
                                           =======      ========     =========       =======      ========



Basic earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding during the year.

Diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the year.